Exhibit 99.1

Martha Stewart Living Omnimedia Reports First Quarter 2015 Results

NEW YORK, May 5, 2015 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter ended March 31, 2015.

“MSLO begins a new era in 2015, marked by a more efficient, asset-light company focused on designing high-quality products and creating award-winning content. “We saw the benefits of the partnership with Meredith Corporation begin to take hold in the first quarter as reflected in a 65% reduction in Publishing segment operating expenses over the prior-year period,” said CEO Dan Dienst. “We are fully focused on top-line growth by continuing to create our highly monetizable licensed content, and as evidenced by our new relationship with Staples and the expansion of our product line at PetSmart, Inc. Our efforts on the international front continue to move ahead as we shape plans to launch partnerships in multiple geographies abroad, consistent with our update on the fourth quarter earnings call.”

First Quarter 2015 Summary

Revenues totaled $17.1 million in the first quarter of 2015, compared to $33.3 million in the first quarter of 2014 reflecting a full quarter of print and digital media operations with Meredith.

Total operating loss for the first quarter of 2015 was $(2.4) million compared to a loss of $(2.2) million in the prior-year period.

Basic and diluted net loss per share was $(0.05) for the first quarter of both 2015 and 2014. Included in the first quarter 2014 was a $2 million non-cash charge to depreciation and amortization related to consolidating space in the Company’s headquarters.

First Quarter 2015 Results by Segment

Three Months Ended March 31,

(unaudited, in thousands)

	2015	2014
REVENUES
Publishing	$5,712	$19,506
Merchandising	10,973	13,084
Broadcasting	367	678

Total Revenues	$17,052	$33,268

OPERATING (LOSS) / INCOME
Publishing	$(2,128)	$(2,750)
Merchandising	7,482	9,300
Broadcasting	(12)	193
Corporate	(7,695)	(8,933)

Total Operating Loss	$(2,353)	$(2,190)

Recent Business Highlights

•	Martha Stewart’s Cooking School on PBS was recently awarded the 2015 James Beard Foundation Broadcast and New Media Award for Television Program, in Studio or Fixed Location.

•	We announced a new, multi-year strategic direct retail collaboration with Staples, Inc. for the manufacture and distribution of Martha Stewart Home Office ™ products. The assortment will be available at more than 1,100 Staples retail stores and online, and will include a wide array of home organizing and home office products across multiple categories, including: stationery and paper products, office essentials and tools, personal technology accessories, and storage and organization products.

•	MSLO and PetSmart announced the launch of Martha Stewart Pets™ Treat Shop, a line of oven-baked natural dog treats sold only at PetSmart.

•	The first Martha Stewart Café was launched in the historic Starrett-Lehigh building, home to Martha Stewart Living Omnimedia’s corporate headquarters in New York City, and offers handcrafted espresso beverages and teas and pastries from Martha’s favorite local bakeries.

•	The Society of Publication Designers Awards took place last week and Martha Stewart Weddings and Martha Stewart Living took home top honors. Martha Stewart Weddings won the Gold medal in the photo story/women’s interest category while Martha Stewart Living won the silver medal for the photo story/women’s interest category and the merit award for photography.

Publishing

Revenues in the first quarter of 2015 were $5.7 million, compared to $19.5 million in the prior year’s first quarter. Results for the first quarter 2015 reflect the first full quarter of print and digital media operations with Meredith. The decline in revenue over the prior year’s quarter was anticipated as a result of the Company’s partnership with Meredith which resulted in MSLO’s elimination of advertising and circulation revenue from Martha Stewart Living and a digital advertising revenue share arrangement.

Operating loss was $(2.1) million for the first quarter of 2015, compared to $(2.8) million in the prior year’s first quarter as a result of the significant cost reductions from our partnership with Meredith.

Merchandising

Revenues were $11.0 million for the first quarter of 2015 compared to $13.1 million in the prior year’s first quarter due to the expiration of certain partnerships and lower sales at The Home Depot. The decline in revenue was partially offset by increased revenue from our new direct, license partnership with PetSmart.

Operating income was $7.5 million for the first quarter of 2015 as compared to $9.3 million in the first quarter of 2014.

Broadcasting

Revenue in the first quarter of 2015 was $0.4 million, compared to $0.7 million in the first quarter of 2014 primarily due to lower sponsorship revenue compared to the prior year.

Operating loss was $(0.01) million for the first quarter of 2015 compared to operating income of $0.2 million in the first quarter of 2014.

Corporate

Corporate expenses were $(7.7) million in the first quarter of 2015 compared to $(8.9) million in the prior year’s quarter. The prior year’s first quarter included a $2 million non-cash charge to depreciation and amortization related to consolidating space in the Company’s headquarters. The decrease in corporate expenses was partially offset by higher professional fees in the quarter.

The Company will host a conference call with analysts and investors on May 5, 2015 at 8:30am ET that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through March 19, 2015.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a globally recognized lifestyle company committed to providing consumers with inspiring content and well-designed, high quality products. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “continue,” “potential” or similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Such forward-looking statements include: the continued success of our brands and the reputation and popularity of Martha Stewart and Emeril Lagasse; adverse reactions to publicity relating to Ms. Stewart or Mr. Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; our ability to successfully implement our growth strategies; our ability to develop new or expand existing merchandising and licensing programs or the loss or failure of existing programs, including as a result of litigation or disputes with our partners; failure to predict, respond to and influence trends in consumer taste; our inability to successfully and profitably develop or introduce new products and services; our inability to predict, respond to or influence trends that are appealing to the public; our dependence on our partnership with Meredith Corporation for ongoing publication, distribution and exploitation of our magazines and continued hosting, advertising and other services related to our websites and a potential disruption in this relationship; increased competition for our print and digital content and our consumer products; continued weak and uncertain worldwide economic conditions; our ability to retain key employees; our inability to realize the value recorded for intangible assets which could results in impairment charges; and failure to protect our intellectual property.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended March 31,

(unaudited, in thousands, except share and per share amounts)

	2015	2014
REVENUES
Publishing	$5,712	$19,506
Merchandising	10,973	13,084
Broadcasting	367	678

Total revenues	17,052	33,268

Production, distribution and editorial	(7,787)	(15,413)
Selling and promotion	(1,206)	(8,097)
General and administrative	(9,958)	(8,909)
Depreciation and amortization	(454)	(3,039)

OPERATING LOSS	(2,353)	(2,190)
Interest income / (expense) and other, net	34	(432)

LOSS BEFORE INCOME TAXES	(2,319)	(2,622)
Income tax (provision) / benefit	(266)	19

NET LOSS	$(2,585)	$(2,603)

LOSS PER SHARE - BASIC AND DILUTED
Net loss	$(0.05)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	57,207,627	56,680,826

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,113	$11,439
Short-term investments	27,968	36,816
Accounts receivable, net	12,083	30,319
Other current assets	2,581	3,108

Total current assets	67,745	81,682

PROPERTY AND EQUIPMENT, net	4,401	4,106
INTANGIBLE ASSET- TRADEMARKS	34,700	34,700
OTHER NONCURRENT ASSETS	989	991

Total assets	$107,835	$121,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,498	$14,753
Accrued payroll and related costs	2,027	5,706
Current portion of other deferred revenue	14,691	16,090

Total current liabilities	26,216	36,549

OTHER DEFERRED REVENUE	8,552	10,119
DEFERRED INCOME TAX LIABILITY	4,041	3,755
OTHER NONCURRENT LIABILITIES	2,376	2,371

Total liabilities	41,185	52,794

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 32,335,687 and 32,260,936 shares issued in 2015 and 2014, respectively; 32,276,287 and 32,201,536 shares outstanding in 2015 and 2014, respectively	323	322
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 24,984,625 shares issued and outstanding in 2015 and 2014, respectively	250	250
Capital in excess of par value	345,549	345,021
Accumulated deficit	(278,694)	(276,109)
Accumulated other comprehensive loss	(3)	(24)

	67,425	69,460

Less: Class A treasury stock - 59,400 shares at cost	(775)	(775)

Total shareholders’ equity	66,650	68,685

Total liabilities and shareholders’ equity	$107,835	$121,479

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 512-757-2566, knash@marthastewart.com